EXHIBIT 2

COOPERATION AGREEMENT

This Agreement dated September 25, 2015 is by and among Oasis Management Company Ltd. (“Oasis”), JAKKS Pacific, Inc. (the “Company”) and, solely for purposes of Section 8(b), Alexander Azim Shoghi (the “Nominee”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Representations and Warranties of the Company. The Company represents and warrants to Oasis that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. As of the date of this Agreement, the Company has 22,692,246 shares of common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding (which, for the avoidance of doubt, does not include the shares of Common Stock issuable upon conversion of the Convertible Senior Notes (as defined below) beneficially owned by Oasis on the date hereof).

2.                  Representations and Warranties of Oasis. Oasis represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by Oasis, and is a valid and binding obligation of Oasis, enforceable against Oasis in accordance with its terms. As of the date of this Agreement, Oasis beneficially owns 3,286,038 shares of Common Stock, including 1,276,332 shares of Common Stock issuable upon conversion of 4.25% Convertible Senior Notes due 2018 and 1,063,553 shares of Common Stock issuable upon conversion of 4.875% Convertible Senior Notes due 2020 (collectively, the "Convertible Senior Notes").

3.                  Board Nomination and Other Company Matters.

        (a)                        The Company hereby agrees that:

(1)               prior to the date hereof, the board of directors of the Company (the “Board”) has approved the nomination of the Nominee for election as a director at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) with a term expiring at the Company’s 2016 annual meeting of stockholders (“2016 Annual Meeting”);

(2)               the Board will (x) name the Nominee as a nominee for election as a director of the Company at the 2015 Annual Meeting in its definitive proxy statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection therewith and (y) recommend that the stockholders of the Company vote to elect the Nominee as a director of the Company at the 2015 Annual Meeting; and

(3)               the Company shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the Nominee at the 2015 Annual Meeting (it being understood that such efforts shall be not less than the efforts used by the Company to obtain the election of any other independent (as determined under Section 5605(a) (2) of the NASDAQ Listing Rules) director nominee nominated by it to serve as a director on the Board at the 2015 Annual Meeting).

               (b)                        The Company agrees that if the Nominee resigns as a director or otherwise is unable or unwilling to serve as a director at any time prior to the 2016 Annual Meeting, including as a result of death or disability, Oasis shall be entitled to designate as a replacement director an individual who would be considered an independent director of the Company under Section 5605(a)(2) of the NASDAQ Listing Rules, is reasonably acceptable to the Board as a replacement director and is in equally good standing in all material respects, as the Nominee being replaced. For the avoidance of doubt, the substitute director shall thereafter be deemed the Nominee for purposes of this Agreement and Oasis shall be entitled to the same rights and subject to the same requirements under this Agreement applicable to the resigning Nominee prior to his resignation, and such individual shall be appointed to the Board to serve the unexpired term, if any, of the Nominee.

                (c)                        Other than the Nominee the Board may nominate up to an additional six (6) individuals for election at the 2015 Annual Meeting.

               (d)                        Until the 2016 Annual Meeting, the Company shall not increase the size of the Board in excess of seven (7) members, and shall not decrease the size of the Board if such decrease would require the resignation of the Nominee. Other than for vacancies filled pursuant to Section (b), nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Amended and Restated By-Laws of the Company (the “By-Laws”).

4.                  Cooperation Period.

                (a)                        From the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a stockholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the 2016 Annual Meeting and (ii) any material breach of this Agreement by the Company (provided that the Company shall have fifteen (15) business days following written notice from Oasis of any such material breach to remedy such material breach if capable of remedy) (such period, the “Cooperation Period”), Oasis will not, and shall cause its affiliates (as such term is defined below) to not, directly or indirectly, without the prior written consent of the Company: (i) sell or otherwise dispose of any shares of Common Stock or Convertible Senior Notes beneficially owned by Oasis if such sale or other disposition would cause Oasis’s aggregate beneficial ownership to decrease below 1,251,606 shares of Common Stock (which, for the avoidance of doubt, represents 5% of the 25,032,131 shares of Common Stock outstanding as of the date hereof (taking into account the 2,339,885 shares of Common Stock issuable upon conversion of the Convertible Senior Notes beneficially owned by Oasis as of the date hereof)); provided, that such number of outstanding shares of Common Stock shall be adjusted to take into account any stock split, stock dividend or distribution, reclassification, restructuring, combination, exchange of shares or similar transaction with respect to the Common Stock (if any) that occurs after the date hereof; or (ii) engage in any short sale of the Common Stock.

               (b)                        During the Cooperation Period, Oasis shall cause all Voting Securities (as defined below) that it is entitled to vote at the 2015 Annual Meeting (whether held of record or beneficially) to be present for quorum purposes and to be voted in favor of the election of each of

2

the Board's incumbent nominees and the additional nominee, referred to in paragraph 3(d) hereof, if any is proposed by the Company, for election as a director.

                (c)                        During the Cooperation Period, Oasis shall not and shall cause its affiliates, associates and Representatives (as such terms are defined below) not to:

(i)                 effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure (collectively, a "Person") to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any Voting Securities of the Company or consent to any action from any holder of any Voting Securities of the Company or conduct or suggest any binding or nonbinding referendum or resolution or seek to advise, encourage or influence any Person with respect to the voting of or the granting of any consent with respect to any Voting Securities of the Company; provided, however, that the foregoing shall not in any way limit the ability of Oasis, or any of its affiliates, to vote or tender any Voting Securities pursuant to any solicitation by a third party, subject to the provisions of Section 4(b) hereof;

(ii)               propose (except as permitted by Section 3(b) hereof) or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(iii)             form, join or otherwise participate in any "partnership, limited partnership, syndicate or other group" (other than any group among some or all of the affiliates of Oasis) within the meaning of Section 13(d)(3) of the Exchange Act (as such term is defined below) with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company) or otherwise act in concert with any Person with respect to the Common Stock (other than affiliates of Oasis);

(iv)             seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company's stockholders or other Company records;

(v)               otherwise publicly act, alone or in concert with others, to control or seek to control, to seek representation on, or to influence or seek to influence, whether through litigation or otherwise, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit Oasis from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC; provided, further, that Oasis, acting alone, may privately communicate its views to members of the Company's management team or to members of the Board; or

(vi)             otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

3

Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4 shall be deemed to in any way restrict or otherwise limit the Nominee from (i) performing his fiduciary duties as a director of the Company, once elected, or (ii) exercising his rights as a director of the Company, once elected, in a manner that is not inconsistent with Section 4(c) hereof.

5.                  SEC Filings.

                (a)                        The Company shall promptly prepare and file a Form 8-K with a copy of this Agreement attached as an exhibit thereto (the "8-K"). The 8-K shall be consistent with the terms of this Agreement.

               (b)                        Oasis shall promptly prepare and file an amendment (the “13D Amendment”) to its Schedule 13D with respect to the Company filed with the SEC on June 3, 2015 reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the terms of this Agreement.

                (c)                        The Company shall provide Oasis with a copy of the 8-K within a reasonable period in advance of filing the 8-K with the SEC in order to provide Oasis with a reasonable opportunity to review and comment thereon, and Oasis shall provide the Company with a copy of the 13D Amendment within a reasonable period in advance of filing the 13D Amendment with the SEC in order to provide the Company with a reasonable opportunity to review and comment thereon. Each party shall, in good faith, take into consideration the comments received from the other party on such 8-K or 13D Amendment, as applicable, and shall take reasonable efforts to incorporate such comments into the applicable materials.

6.                  Definitions. For purposes of this Agreement:

         (a)                        the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

               (b)                        the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a Person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of Common Stock which such Person or any of such Person’s affiliates or associates has or shares the right to vote or dispose;

         (c)                        the term “Representatives” shall mean, with respect to any Person, such Person's officers, directors, members, general partners, employees, counsel and financial advisors; and

         (d)                        the term "Voting Securities" shall mean the shares of the Company's Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, the Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

4

7.                  Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if given (a) by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	JAKKS Pacific, Inc. 2951 28th St., Santa Monica, CA 90405 Attention: Joel Bennett, EVP, CFO Facsimile: (310) 455-6398 Email: joelb@jakks.net

with a copy to:	Feder Kaszovitz LLP 845 Third Avenue New York, NY 10022 Attention: Geoffrey A. Bass Facsimile: (212) 888-7776 Email: gbass@fedkas.com if to Oasis:

Oasis Management Company Ltd.

c/o Oasis Management (Hong Kong) LLC

21/F Man Yee Building

68 Des Voeux Road, Central

Hong Kong
Attention: Phillip Meyer

Facsimile: +852 2868 3155

Email: pmeyer@hk.oasiscm.com

with a copy to:	Schulte Roth & Zabel 919 Third Avenue New York, NY 10022 Attention: Eleazer Klein Facsimile: (212) 593-5955 Email: eleazer.klein@srz.com

8.                  Specific Performance; Remedies.

                (a)                        In furtherance and not in limitation of Section (b), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto agrees to waive any bonding requirement under any applicable law, in case any other party seeks to enforce the terms OF THIS AGREEMENT by way of equitable relief. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

5

               (b)                        Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that Oasis (or any affiliate or associate of Oasis) fails to perform or otherwise fulfill its obligations set forth in Section 4(a), and shall not have remedied such failure or non-fulfillment if capable of being remedied or fulfilled within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Section 3 and the Nominee shall promptly tender his resignation as a member of the Board effective immediately upon its acceptance by the Company; provided that, for the avoidance of doubt, nothing herein shall require the Board to accept such resignation tendered by the Nominee.

9.                  Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.              Termination. This Agreement shall terminate on the expiry of the Cooperation Period.

11.              Counterparts. This Agreement may be executed in two (2) or more counterparts which together shall constitute a single agreement.

12.              No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

13.              No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

14.              Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

15.              Interpretation and Construction.

                (a)                        The Company acknowledges that its Board is bound by the obligations of the Company hereunder.

               (b)                        Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

6

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

JAKKS PACIFIC, INC.		OASIS MANAGEMENT COMPANY LTD.

By:	/s/ Stephen Berman	By:	/s/ Phillip Meyer
	Name: Stephen Berman		Name: Phillip Meyer
	Title: Chief Executive Officer		Title: General Counsel

By his signature below, Alexander Azim Shoghi agrees to comply solely with the provisions of Section 8(b) of this Agreement:

/s/ Alexander Azim Shoghi
Name: Alexander Azim Shoghi